Exhibit 11


                    PREMARK INTERNATIONAL, INC.
          Statement of Computation of Per Share Earnings
                           (Unaudited)

                                              14 Weeks  13 Weeks
                                                Ended     Ended
                                              April 2,  March 27,
                                                1994      1993
(Dollars in millions, shares in thousands)    --------   --------
Earnings                                      $  37.8    $  24.0
                                              ========   ========


PRIMARY METHOD
  Shares<F1>
    Cumulative average outstanding shares      63,624     63,648
    Common equivalent shares                    3,245      2,686
                                              --------   --------

    Weighted average number of common
      shares and common equivalent
      shares outstanding                       66,869     66,334
                                              ========   ========

  Primary earnings per share<F1>              $   .56    $   .36
                                              ========   ========

FULLY DILUTED METHOD
  Shares<F1>
    Cumulative average outstanding shares      63,624     63,648
    Common equivalent shares                    3,269      3,136
                                              --------   --------

    Weighted average number of common
      shares and common equivalent
      shares outstanding                       66,893     66,784
                                              ========   ========

  Fully diluted earnings per share<F1>        $   .56    $   .36
                                              ========   ========

<F1>  All share-related amounts have been restated for a 2-for-1 stock split declared on May 4, 1994.
